Exhibit 10.20

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION,
AND NON-RECRUITMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2005, by and between Simon Robert Fuller, an individual (in his individual capacity, “Mr. Fuller”, and together with his controlled affiliates, “Fuller”) and Sports Entertainment Enterprises, Inc., a Colorado corporation, CKX UK Holdings Limited, and their successor CKX, Inc. (collectively, together with their affiliates, subsidiaries, successors, assigns, and holding companies, the “CKX Group”).

WHEREAS, contemporaneously with the execution of this Agreement, the CKX Group has acquired all of the issued share capital in 19 ENTERTAINMENT LIMITED (together with its subsidiaries, the “Company”), from Mr. Fuller and the other shareholders of 19 ENTERTAINMENT LIMITED (the “Sellers”), pursuant to the Stock Purchase Agreement, dated March 17, 2005, for the sale and purchase of the entire issued share capital of 19 Entertainment Limited, as in effect on the date hereof (the “Stock Purchase Agreement”) by and among the CKX Group, the Company, and the Sellers;

WHEREAS, as [position/title] of the Company, Mr. Fuller had access to and developed confidential information about the Company, developed and maintained relationships with its clients, talent, producers, designers, programmers, distributors, merchandisers, advertisers, and employees, and participated in and was responsible for the programming, merchandising and marketing of the Company’s products and services, including its entertainment programs and events;

WHEREAS, Mr. Fuller acknowledges and agrees that the CKX Group has no obligations currently to purchase the Sellers’ issued share capital in the Company and that CKX Group is doing so in order to secure Mr. Fuller’s assent to this Agreement;

WHEREAS, Mr. Fuller has entered into this Agreement as a material element of the consideration for the CKX Group to enter into the Stock Purchase Agreement to protect the assets it has developed and that it is acquiring pursuant to the Stock Purchase Agreement, including, without limitation, the Company’s confidential information, its client, talent, producer, designer, programmer, distributor, merchandiser, advertiser, employee, and other business relationships;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, with the advice of counsel and intending to be legally bound, hereby agree to the foregoing and as follows:

1.                                      Confidential Information

1.1           Mr. Fuller shall not, at any time after the date of this Agreement, make use of or disclose or divulge to any person (other than to officers or employees of any member of the Group (as defined in the Stock Purchase Agreement) whose province it is to know the same) any Confidential Information (as defined below) relating to any member of the Group unless:  (A) required by law or any governmental or regulatory body in any jurisdiction; or (B) the relevant information was or becomes in the public domain (other than by reason of a breach of this Section 1.1 by Mr. Fuller).  In addition, if, in connection with the business or affairs of any member of the

Group, Mr. Fuller shall have obtained Confidential Information belonging to any third party under an agreement purporting to bind any member of the Group which contained restrictions on disclosure, he will not, without the previous written consent of the Purchasers (as defined in the Stock Purchase Agreement) and, if appropriate, the relevant third party at any time infringe such restrictions.

1.2          “Confidential Information” means any and all information regarding or related to the Company, including all Intellectual Property (as defined in the Stock Purchase Agreement), the CKX Group and/or any third-party entrusted or made available to Mr. Fuller, whether in writing, in computer form or conveyed orally, or developed by the Sellers, at any time prior to or after the date of this Agreement, that: (1) relates to either the Company’s or the CKX Group’s business or its clients, talent, producers, designers, programmers, distributors, merchandisers, advertisers, or employees; (2) the Company or the CKX Group, as applicable, treats as confidential and does not customarily use outside of its business without imposing duties of confidentiality on the recipient;  (3) is not generally known by others; and (4) gives the Company or the CKX Group, as applicable, a competitive advantage over others who do not have access to this information; provided, that, Mr. Fuller’s personal contact list by itself shall in no event be considered Confidential Information.  Examples of Confidential Information include, without limitation: (i) the identities of and information concerning clients, talent, producers, designers, programmers, distributors, merchandisers, advertisers or employees; (ii) strategies, approaches, business methods, and frameworks for on-going and future programming, merchandising and advertising; (iii) non-public financial information, including, but not limited to, financial and/or investment performance information, forecasts, budgets and data; and (iv) information about the CKX Group’s pending or proposed business transactions and proposed and/or ongoing acquisitions, joint ventures, and strategic alliances.

Confidential Information includes combinations of information, some of whose individual elements may be known but which, in the aggregate, derive actual or potential economic value by reason of not being known to others who could benefit from them.  Mr. Fuller recognizes that the CKX Group has invested considerable amounts of time and money in developing and maintaining this Confidential Information, and any unauthorized use or disclosure of such Confidential Information in any form or manner would irreparably harm the CKX Group.

1.3          Upon request by the CKX Group, Mr. Fuller shall return to the CKX Group all Confidential Information, in any form or media, and all copies thereof, and shall delete all Confidential Information from any computers or other electronic memory devices, including, without limitation, portable USB storage devices, PDAs, and cell phones, that Mr. Fuller owns or uses, for the purpose of ensuring that the Confidential Information and business relationships will not be put at risk in any new position Mr. Fuller may assume.

2.                                      Non-Competition, Non-Solicitation, and Non-Recruitment

2.1          Mr. Fuller acknowledges that the goodwill of the CKX Group, and Mr. Fuller’s own personal knowledge of and/or involvement in the operations and merger negotiations of the CKX Group, extends world-wide.  Mr. Fuller further acknowledges that, in view of Mr. Fuller’s previous position with the Company and in furtherance of and in consideration of the CKX Group’s purchase of the issued and outstanding shares from the Sellers (which represent 100% of the Sellers’

ownership interest in the Company), a restriction on Mr. Fuller’s competitive activities entered into in connection with Mr. Fuller’s sale of his issued and outstanding shares, as described below, is both reasonable and narrowly tailored to protect the assets it has developed and that the CKX Group is acquiring pursuant to the Stock Purchase Agreement, including, without limitation, the Company’s Confidential Information, its client, talent, producer, designer, programmer, distributor, merchandiser, advertiser, employee, and other business relationships and to prevent unfair competition.  Mr. Fuller further acknowledges that he will have access to, develop, and maintain Confidential Information and that, as an employee of the CKX Group, Mr. Fuller will be expected to develop, maintain, and expand the CKX Group’s business relationships.

2.2          To protect the CKX Group’s legitimate business interests, including its Confidential Information and business relationships, Mr. Fuller shall not, directly or indirectly through any Fuller entity, without the prior written consent of the CKX Group, for his own benefit or the benefit of any third party:

(i)                                     for the period of five years after Completion (as defined in the Stock Purchase Agreement), within any country in which the Company or any of the Subsidiaries (as defined in the Stock Purchase Agreement) is carrying on business at Completion, or in any Relevant Territory (as defined in the Stock Purchase Agreement) at the date of the Stock Purchase Agreement either on his own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying on any business which competes with the business carried on by the Company or any of the Subsidiaries at Completion (other than as a holder of shares in a company carrying on such a business where the shareholding is for investment purposes only and does not confer any control over the business in question) save that Fuller shall not be in breach of any of the restrictions set out in this Section 2.2 by reason of Mr. Fuller’s continued involvement as a shareholder and director of Popworld Limited, provided that Mr. Fuller is not involved in the management or oversight of Popworld Limited;

(ii)                                  for a period of five (5) years after Completion, identify, solicit, approach, cause to be solicited or approached, assist any other person or entity in soliciting or approaching, or accept any business from any person or entity who shall at any time within the year preceding Completion have been (a) a client, talent, producer, designer, programmer, distributor, merchandiser, or advertiser of the Company, (b) a party or prospective party to an agreement with the Company, or (c) a representative or agent of any client, talent, producer, designer, programmer, distributor, merchandiser, or advertiser of the Company for the purpose of offering to that person or entity goods or services which are of the same type as or similar to any goods or services supplied by the Company at Completion;

(iii)                               for the period of five years after Completion, either on his own account or in conjunction with or on behalf of any other person, interfere or seek to interfere with the continuance of supplies to the Company or any of the

Subsidiaries from any person who shall at any time within the 12 months preceding Completion have been a supplier of goods or services to the Company or any of the Subsidiaries;

(iv)                              for the period of five years after Completion, either on his own account or in conjunction with or on behalf of any other person, solicit or entice or hire away or attempt to solicit or entice or hire away from any member of the Group, offer employment to or offer to conclude any contract of services with, any person who is at Completion or who was at any time during the period of six months immediately preceding Completion employed in a managerial, supervisory, technical or sales capacity by, or engaged as a consultant to the Company or any member of the Group and who remains so employed or engaged in the six months prior to the relevant breach of this clause 2.2(iv) (whether or not such person would commit a breach of contract by reason of leaving such employment or engagement);

(v)                                 at any time hereafter in relation to any trade, business or company use a trade name, trade or service mark, design or logo including the words “19”, “Pop Idol” or “Idol” or any words confusingly similar thereto in such a way as to be capable of or likely to be confused with any trade name, trade or service mark, design or logo used by any member of the Group at Completion (whether registered or not); and

(vi)                              for the period of five years after Completion, be involved in or concerned in any television programme or with any artist or artists selected as part of a television programme which competes with the Format (as defined in the Stock Purchase Agreement).  For the purposes of this clause, it is understood that a programme competes with the Format if it involves a search for artistic talent, including, but not limited to, a recording and/or song writing artist (whether an individual artist or a group of more than one) and the making of commercial recordings by that artist(s) or exploitation of songs written by that artist(s) or the signature of a recording and/or publishing agreement by that artist(s), or any program that contains elements similar to the Format.

3.                                      Remedies

3.1          Injunctive Relief.  Mr. Fuller hereby agrees that any breach or threatened breach by him of any of the restrictions contained in this Agreement shall severely and irreparably injure the CKX Group and that any remedy at law for any breach or threatened breach by him of any such provisions shall be inadequate.  Therefore, Mr. Fuller agrees that the CKX Group may, in addition to, and not in lieu of, all other remedies to which it is entitled under the Stock Purchase Agreement, and proper evidentiary showing, obtain expedited temporary or preliminary equitable relief, including a temporary restraining order and/or preliminary injunction (or similar order) from any court having personal jurisdiction over him.

3.2          Reasonable Restrictions.  Mr. Fuller acknowledges and agrees that the restrictions and covenants contained in this Agreement are reasonably necessary to protect the goodwill and legitimate business interests of the CKX Group, including, without limitation, the CKX Group’s Confidential Information and other business relationships and that the restrictions are not overbroad or unfair (including in duration, geographic territory or scope).  Mr. Fuller understands that the covenants set forth herein are essential elements of the consideration underlying the Stock Purchase Agreement.

3.3          Reformation.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  If a Court determines that at the time this Agreement is presented for enforcement any provisions are overly broad or unenforceable, the parties agree that the Court shall reform the Agreement to make it enforceable to the maximum extent possible and shall enforce the other terms as written.

3.4          Attorneys Fees.  The CKX Group shall be awarded its reasonable attorneys fees incurred in enforcing this Agreement, together with prejudgment interest on any damages awarded for any breach of this Agreement; provided, that, to the extent that the CKX Group does not prevail in any action to enforce this Agreement, the CKX Group shall reimburse Mr. Fuller for all reasonable attorneys’ fees incurred by Mr. Fuller in connection with defending himself against such action.

4.                                      Miscellaneous Provisions

4.1          Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles and without regard to the conflicts of laws principles of any other jurisdiction.  Each of the parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York located in New York County, New York, in any suit, action or proceeding based on or arising under this Agreement and waives the defense of an inconvenient forum to the maintenance of such suit or proceeding.

4.2          Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.  This Agreement is entered into separately and apart from the Stock Purchase Agreement between the parties entered into contemporaneously with this Agreement, and neither this Agreement nor such Stock Purchase Agreement shall supercede each other, but each of this Agreement and the Stock Purchase Agreement shall be separately enforceable according to the individual terms of each.

4.3          Amendment.  This Agreement may be amended only by an instrument in writing executed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the CKX Group has caused its duly authorized officer to execute this Agreement and Fuller has executed this Agreement as of the date first above written.

/s/ Simon Fuller
SIMON ROBERT FULLER

SPORTS ENTERTAINMENT ENTERPRISES, INC.,

By:	/s/ Kraig Fox
Name:	Kraig Fox
Title:	Executive Vice President and Chief Corporate
Development Officer

CKX UK LIMITED, a company incorporated under the laws of England and Wales

By:	/s/ Kraig Fox
Name:
Title: